Exhibit 2.4

                              MANAGEMENT AGREEMENT
                              --------------------


      THIS MANAGEMENT AGREEMENT (this "Agreement") effective as of August 31, 1996, is entered into by and among ECSC II, P.A. ("ECSC"), a Texas professional association, and OMEGA HEALTH SYSTEMS OF NORTH TEXAS, INC. ("Manager"), a Texas corporation.

                             W I T N E S S E T H :

      WHEREAS, ECSC is presently engaged in the professional practice of ophthalmology at the following locations: 5421 La Sierra Drive, Dallas, Texas; 2800 S. Hulen Street, Fort Worth, Texas; 4815 King Street, Greenville, Texas 75401; and 406 South Main, Weatherford, Texas 76086 (herein collectively referred to as the "Center").

      WHEREAS, in order to enable ECSC and the Center to benefit from the experience and expertise of Manager, ECSC desires to engage Manager to operate the Center, and Manager is willing to be engaged in such capacity.

      NOW, THEREFORE, in consideration of the premises, the mutual covenants and promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby contract and agree as follows:

SECTION 1.  SERVICES.

      1.1 ECSC hereby engages Manager as its sole and exclusive manager and administrator for the purpose of rendering management, administrative, marketing, purchasing, and all other management, support and administrative services needed for the operation of the Center on the basis hereinafter set forth. Manager hereby accepts such engagement.

      1.2 As Manager for ECSC, Manager shall have authority and responsibility to conduct, supervise, and manage the business functions and nonmedical services of ECSC. Manager shall provide management services for the Center in a manner consistent with good business practices in the community served by ECSC and within the health care industry, and consistent with and subject to the responsibilities of ECSC as a health care provider.

      1.3 In the performance of its duties under the terms of this Agreement, Manager will render all non-medical services, advice, supervision and assistance as shall be reasonably necessary to operate the Center, including:

      (a) providing at cost all facilities, supplies and equipment necessary to enable ECSC to conduct an ophthalmological, medical and surgical practice;


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      (b)  maintaining the necessary accreditation and licensure of the Center;

      (c) providing a Center Director and an Administrator, both of whom shall be employees of Manager and both of whom shall be involved in the management and the business operations of the Center as provided in
      SECTION 3.11;

      (d) hiring, training, supervising, directing and discharging all support personnel and office staff, including the Center Director and the Administrator;

      (e) maintaining in force, during the term of this Agreement, a premises liability insurance policy in an amount of not less than $1,000,000 and excess liability (umbrella) coverage in an amount of not less than $5,000,000 insuring ECSC, the Manager and the operations of the Center;

      (f) administering all billing and collection of fees for all services rendered at the Center pursuant to SECTION 2 below, and reporting such billings and collections to ECSC on a monthly basis;

      (g) preparing all reports, supporting data, and other material and information required in connection with obtaining payment or reimbursement under government or private contracts and programs;

      (h) establishing staffing schedules, wage structures and personnel policies for the Manager's support personnel, including, but not limited to, vacation, holiday, sick and personal leave and a health insurance, disability insurance and dental insurance program;

      (i) negotiating, entering into, terminating and administering, on behalf of ECSC, all contracts for goods or services; provided that Manager shall not be responsible for the costs and expenses in connection with such contracts and shall not be contractually bound thereby; and

      (j) subject to final approval of ECSC, negotiating on behalf of ECSC managed care contracts, and administering all managed care contracts in which ECSC participates.

      Manager shall exercise its best efforts at all times during the term of this Agreement to operate the Center as a high quality facility for the providing of services to patients and to conduct such operations as efficiently and economically as practicable, and shall in no event utilize standards of operation lower than those in effect as of the date of this Agreement. Manager shall exercise good faith efforts not to expend more than a reasonable sum of money in accordance with normal commercial practices for any goods purchased or services engaged on behalf of ECSC.







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SECTION 2.  MANAGEMENT SERVICE AND OTHER FEES.

      2.1 ECSC and Manager hereby mutually recognize and acknowledge that Manager will incur substantial costs in arranging for ECSC's use of the Center and in providing the office space, support services, personnel, management, administration and other items and services that are the subject matter of this Agreement. As compensation for services rendered under the terms of this Agreement, and subject to the conditions set forth below, ECSC shall pay to Manager a fee of $42,333.00 per month (the "Service Fee"); provided, however, with respect to any month during which this Agreement is not in effect for the entirety of such month, the Service Fee for such month shall be reduced at the rate of $1,411.10 for each day of such month that this Agreement is not in effect. Such fee is acknowledged as the parties' negotiated agreement as to the reasonable fair market value of the equipment, support services, personnel, office space, management, administration and other items and services furnished by Manager pursuant to this Agreement, considering the nature and volume of the services required and the risks assumed by Manager.

        2.2 (a) In addition to the Service Fee, ECSC shall pay to Manager an "Administration Fee" (as hereinafter defined). ECSC and Manager recognize that certain of such costs and expenses may vary to a considerable degree according to the extent of ECSC's business and services. Furthermore, ECSC and Manager agree that it will be impracticable to ascertain and segregate all of the exact costs and expenses that will be incurred by Manager from time to time in performance of its obligations under this Agreement. However, it is the intent of the parties that the Administration Fee paid to Manager (as calculated in SECTION 2.3 herein) shall reflect the risk taken by Manager and an incentive to Manager to enhance the cost effectiveness of ECSC's operations .

      (b) Payment of the Administration Fee is not intended to be and shall neither be interpreted or applied as permitting Manager to share in ECSC's fees for medical services or any other services, nor shall such fee be interpreted as being paid in whole or in part for referrals of any kind whatsoever.

      2.3 (a) Manager shall be entitled to an administration fee (the "Administration Fee") on a monthly basis equal to twenty-six percent (26%) of the amount by which and after the time the "Gross Collections" (as hereinafter defined) of ECSC exceed $3,640,000 (the "Base Amount") each and every calendar year during the term of this Agreement; provided further, the Administration Fee to which Manager is entitled for the calendar year 1996 shall be calculated only from the effective date of this Agreement and shall not take into account any amount of Gross Collections of ECSC prior to such effective date; provided, however, the Administration Fee for 1996 shall be pro-rated based on the percentage of the calendar year involved as a percentage of the Base Amount; provided further, however, the Administration Fee to which Manager is entitled for the calendar year during which this Agreement terminates (regardless of the reason for such termination) shall not take into account any amount of Gross Collections subsequent to the date of termination.







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      (b)  On May 1,  1998,  the  parties  agree  to  review  the  adequacy  and appropriatness of the Administration Fee and to adjust such fee based upon the facts and circumstances then existing. In the event the parties cannot agree upon an appropriate adjustment, the parties agree to submit the matter to arbitration, and the costs of such arbitration shall be borne equally by the parties. Thereafter, the parties agree to a similar annual review beginning each May 1 thereafter during the term of this Agreement.

      2.4 As a result of ECSC's licensed use of the Marks (as "Marks" is defined in SECTION 19 hereof), Manager shall be paid a License Fee of $1,000.00 per month; provided, however, with respect to any month during which this Agreement is not in effect for the entirety of such month, the License Fee shall be reduced at the rate of $33.00 for each day of such month that this Agreement is not in effect.

      2.5 The compensation provided to Manager under this Agreement shall constitute full compensation for all services rendered by Manager under this Agreement, and no further compensation shall be due. Manager shall not seek additional compensation from any source for services rendered under this Agreement. Except as otherwise specifically provided for in this Agreement, amounts delivered or required to be delivered to ECSC pursuant to SECTION 2.6 hereof shall constitute the only amount that Manager is required to deliver to ECSC under this Agreement; and ECSC shall not seek the payment of additional amounts from any other source for medical services rendered by ECSC.

      2.6 On the first (1st) day of each month during the term of this Agreement, Manager shall be paid the Service Fee and the License Fee with respect to the immediately preceding month (the "Month in Question"). No later than the twentieth (20th) day of each month during the term of this Agreement, Manager shall be paid the Administration Fee (if any) with respect to the Month in Question. No later than the twentieth (20th) day of each month Manager shall deliver to ECSC an amount equal to the difference between (a) the Gross Collections during the Month in Question, minus (b) the sum of (i) the Direct Operating Expenses (hereinafter defined) paid during the Month in Question, and
(ii) a reasonable reserve, not exceeding ten percent (10%) of the Direct Operating Expenses for the Month in Question, to pay Direct Operating Expenses subsequent to the Month in Question.

      2.7 For purposes of this Agreement, the term "Direct Operating Expenses" shall mean all costs and expenses of the Center, computed in accordance with generally accepted accounting principles using a cash method of accounting, including, but not be limited to, all employees and support staff salaries and benefits, compensation for doctors employed by ECSC (other than Dr. Wesley K. Herman ("Dr. Herman") and Dr. Bradford B. Pazandak ("Dr. Pazandak")), rent, office and medical supplies and tools, taxes (including interest and penalties thereon), health insurance, malpractice insurance, amounts paid in satisfaction of malpractice claims not reimbursed by insurance, general liability insurance (including extended (umbrella) coverage), disability insurance, marketing expenses, interest expenses, utilities, maintenance, general and hazardous waste disposal, "Expense Account Items" (as hereinafter defined), rentals, leases, depreciation and amortization of leasehold improvements, furniture, fixtures and equipment, other fixed assets, and intangibles purchased after the Closing Date,


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and the License Fee, the Service Fee and the Administration Fee, if any, paid to
Manager under this Agreement. The amount of depreciation and amortization included in Direct Operating Expenses shall relate only to those assets acquired by ECSC after August 31, 1996, and shall be based upon a five (5) year life for such assets computed on a straight-line method. The corporate overhead of Manager, beyond the Service Fee, Administration Fee, and License Fee shall not be included as a Direct Operating Expense.

      2.8 For purposes of this Agreement, the term "Gross Collections" shall mean all revenues attributable to medical services and other related services rendered on or after September 1, 1996 by the Center and/or its employees, computed in accordance with generally accepted accounting principles using a cash method of accounting, less (i) all refunds paid, and (ii) any amount(s) paid toward the satisfaction of the insurance deductible applicable to the defense of any medical malpractice claim made against the Center, ECSC or its employees. Gross Collections shall not include loan proceeds, capital contributions, casualty insurance proceeds, proceeds from sale of assets, and any other extraordinary payments received not relating to the normal business of ECSC.

      2.9 Manager shall have the responsibility for billing and collecting for services provided by ECSC. Except as provided for in the last paragraph of
SECTION 12 hereof, and to the extent permitted by applicable law, ECSC shall have no right to receive, nor shall ECSC attempt to bill for or collect, payment from the patient or any third party for services provided by ECSC. ECSC acknowledges that Manager has the sole right of and responsibility for billing and collecting for services provided by ECSC; however, ECSC shall be consulted on all bad debt write offs, courtesy discounts and collection agency referrals. Notwithstanding the foregoing, ECSC does not assign any sums or rights of payment for which assignment is prohibited by law.

      2.10 ECSC shall establish, and Manager shall jointly agree upon, fees, charges and appropriate diagnosis codes, procedure codes and billing codes for all services provided under this Agreement. In all cases, fees shall be competitive with fees for similar services by others in the Service Area (as hereinafter defined); provided, however, ECSC shall not be required to incur any cost or expense to determine whether its fees are competitive as described, and, unless otherwise consented to by ECSC in writing, any market study or other analysis made to determine whether fees are competitive as described shall be at the sole cost and expense of Manager. "Service Area" includes the following: (a) the geographic areas within a twenty-five (25) mile radius of each of the main office facilities of ECSC (presently located at 5421 La Sierra Drive, Dallas, Texas, and at Hulen Office Plaza, 2800 South Hulen, Suite 100, Fort Worth, Texas), (b) the geographic areas within a ten (10) mile radius of each of the satellite office facilities of ECSC (presently located at 4815 King Street, Greenville, Texas, and at 406 South Main Street, Weatherford, Texas), (c) the geographic areas within twenty-five (25) miles from the city limits of the City of Bonham, Fannin County, Texas, and (d) the geographic areas within a twenty-five (25) mile radius of any additional satellite offices opened for business by ECSC prior to the termination of this Agreement.



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SECTION 3.  RESPONSIBILITIES.

      3.1 During the Term of this Agreement, Manager shall provide all such management, administrative, financial, fiscal, management information system, and business services as are reasonably necessary and appropriate for the day-to-day administration of the business aspects of ECSC's operations, in accordance with the law and all rules, regulations and guidelines of applicable governmental agencies.

      3.2 (a) Manager shall employ or otherwise retain and shall be responsible for selecting, training, supervising, and terminating all management, administrative, clerical, secretarial, bookkeeping, accounting, payroll, billing and collection and other personnel as Manager deems reasonably necessary and appropriate for Manager's performance of its duties and obligations under this Agreement. Manager specifically agrees to provide one full-time employee to serve as Center Director of ECSC on such terms as determined by Manager in consultation with ECSC and officed in Dallas, Texas. As part of Manager's staffing obligations, Manager shall be solely responsible for determining the salaries and fringe benefits of the above-described employees, for paying such salaries and providing such fringe benefits, for withholding as required by law, any sums of income tax, unemployment insurance, social security or any other withholding pursuant to any applicable law or governmental requirement, for determining bonuses for such employees and for providing worker's compensation insurance for all of the above-described employees. In recognition of the fact that management personnel provided to ECSC under this Agreement may perform similar services from time to time for others, this Agreement shall not prevent Manager from performing such similar services for others or restrict Manager from using the personnel provided to ECSC under this Agreement to provide such services to others. Manager will make every effort consistent with sound business practices to honor the specific requests of ECSC with regard to the assignment of Manager's employees but Manager reserves the sole right to determine the assignment of its employees. Manager shall be responsible for any appropriate disciplinary action required to be taken against any of the above-described staff personnel.

      (b) Manager shall have sole responsibility for administering payroll services, providing any fringe benefits, withholding any sums for income tax, unemployment insurance, social security as required by law, and withholding any other sums required by applicable law or governmental requirement. Manager shall have sole responsibility for preparing, maintaining and filing all requisite reports and statements regarding income tax withholdings, unemployment insurance, social security, equal employment opportunity, or other reports and statements required by law with respect to personnel provided by Manager under this Agreement.

      (c) In recognition of the fact that Manager and the management and administrative personnel provided to ECSC by Manager pursuant to this Agreement may from time to time perform services for others, this Agreement shall not prevent Manager or such personnel from performing services for others or restrict Manager from so using Manager's personnel. Manager reserves the sole right to determine the assignment of its personnel.




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      3.3 The parties acknowledge and agree that the rights, powers, duties, and responsibilities of ECSC and Manager may be limited by applicable federal, state, and local laws and regulations affecting the operation of the Center and the services provided at the Center. ECSC and Manager agree to and intend to comply fully with such applicable laws and regulations in the performance of their respective responsibilities.

      3.4 ECSC is responsible for the quality of medical and surgical care rendered at the Center and, therefore, retains full authority concerning medical and ethical matters that arise within and in relation to ECSC's practice. Manager and ECSC shall perform their obligations under this Agreement in a manner consistent with ECSC's responsibility for patient care.

      3.5 ECSC shall be responsible for hiring additional ophthalmologists as needed to accommodate patient volume.

      3.6 ECSC and its licensed ophthalmologists shall be responsible for encouraging and providing quality patient care and developing a positive professional relationship with other health care professionals involved in the care of patients treated at the Center, including, where appropriate and consistent with law, facilitating co-management of patients under the primary care of practitioners practicing independently of the Center.

      3.7 ECSC shall seek to secure any licenses that are needed to operate the Center, as well as accreditation or certification by Medicare, Medicaid, JCAHO, and other organizations, as appropriate.

      3.8 ECSC shall acquire and maintain at all times during the term of this Agreement, professional liability insurance coverage, subject to exclusions and deductibles included in such policies. All such policies are to be written or amended to include Manager as an additional named insured. Evidence of ECSC's insurance coverage shall be supplied to Manager upon execution of this Agreement, and at any time thereafter upon request, and such insurance coverage shall (a) be paid as a Direct Operating Expense of the Center, (b) have minimum limits of $1,000,000 per occurrence, $3,000,000 annual aggregate, and (c) be provided through insurers acceptable to ECSC and Manager. Any investigational or other care provided by ECSC and not covered by professional liability insurance coverage may be undertaken with the approval of Manager, which approval shall not be unreasonably withheld.

      3.9 ECSC shall review and consult with Manager in the location of additional facilities, selection of equipment and other key activities relating to the growth of the Center. Notwithstanding the foregoing, however, nothing in this SECTION 3.9 shall be construed to include (i) those medical decisions that are the sole responsibility of ECSC or (ii) those non-medical decisions, described in this Agreement that are the sole responsibility of Manager.

      3.10  ECSC  and  its  licensed   ophthalmologists   shall  participate  in
continuing education programs sponsored by the Center for the benefit of local health care professionals, including formal and informal educational activities,

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observation  of medical  management of patients and, when in the opinion of ECSC it is appropriate and consistent with applicable law and good surgical practice, observation of surgical procedures. Such licensed ophthalmologists may also participate in ophthalmology training programs so long as Manager is notified in advance and scheduling conflicts are resolved.

      3.11 Manager shall employ a Center Director. The Center Director will oversee all business and financial activities of the Center and communicate with Manager all business activities and/or financial information relative to the Center as required by Manager. The Center Director will also provide direct patient care to patients of the Center on a limited basis. In addition, Manager shall employ an Administrator for the Center. The Administrator will directly manage the day-to-day operations of the Center, including fiscal monitoring of the Center, in-house accounting for the Center, and personnel management for the Center. The Center Director and the Administrator will be jointly responsible for the Center's strategic planning, financial management, budgeting, business operations, marketing activities, personnel training, and development. The Administrator will report to the Center Director.

      3.12 ECSC shall provide and arrange for professional ophthalmic medical services at the Center including, without limitation, secondary and tertiary medical and surgical eye care services, on a full-time basis. "Full-time," as that term is used in this Agreement, refers to twenty-four (24) hours per day, seven (7) days per week, as patient demand warrants. On call services will be provided or arranged by ECSC. Leave time and coverage shall be jointly arranged by ECSC and Manager consistent with the terms of this Agreement and, except for death, illness, injury, family tragedy, or as required under the Family and Medical Leave Act, as amended, if applicable, or other applicable law, neither Dr. Herman nor Dr. Pazandak shall be away from the Center for more than fifteen
(15) consecutive business days unless agreed upon by both the applicable physician and Manager. Except as otherwise provided in this SECTION 3.12, each of Dr. Herman and Dr. Pazandak will work at the Center (which also includes professional services at other locations as necessitated by patient care needs or availability of equipment and technology) for at least two hundred thirteen
(213) days (the "Required Work Days") during the "Calendar Year." For purposes of this SECTION 3.12, "Calendar Year" means the twelve (12) month period beginning January 1 of each year and ending at the close of business on December 31 of each year. For periods less than a full Calendar Year, the Required Work Days will be prorated accordingly. In the event that either Dr. Herman or Dr. Pazandak works over the Required Work Days in any Calendar Year, then any such days, up to a maximum of five (5) days annually, may be carried over to the next Calendar Year for the benefit of such person. ECSC and Dr. Herman and Dr. Pazandak agree, subject to family commitments and other personal considerations, to use their best efforts to have either Dr. Herman or Dr. Pazandak available to the Center for professional services or consultation during normal business hours. Notwithstanding the foregoing, nothing in this SECTION 3.12 shall be construed to require either Dr. Herman or Dr. Pazandak to perform primary eyecare services. In addition, Dr. Herman and Dr. Pazandak shall be allowed to continue their work with Insight International, Inc., a Delaware non-stock, non-profit corporation ("Insight International").


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      3.13  During  the  term  of  this  Agreement,  Manager  agrees,  upon  the presentation of a premium invoice or evidence of an automated bank draft premium transaction, to promptly reimburse ECSC for the cost of acquiring and/or maintaining a $250,000 term life insurance policy on the life of Dr. Herman and a $250,000 term life insurance policy on the life of Dr. Pazandak (the "Life Insurance Policies"). Each of the Life Insurance Policies shall be owned by ECSC but Dr. Herman shall have the right to designate the beneficiary of the Life Insurance Policy insuring his life and Dr. Pazandak shall have the right to designate the beneficiary of the Life Insurance Policy insuring his life. Nothing in this SECTION 3.3 shall preclude or prevent ECSC from assigning, cancelling or otherwise terminating one or both of the Life Insurance Policies, and acquiring another Life Insurance Policy to replace the Life Insurance Policy so assigned, cancelled or otherwise terminated; likewise, ECSC may assign, cancel or otherwise terminate one or both of the Life Insurance Policies and elect, in its sole direction, not to replace the Life Insurance Policies so assigned, cancelled or otherwise terminated. The cost of acquiring, maintaining and replacing the Life Insurance Policies shall be a Direct Operating Expense of the Center. ECSC shall provide Manager with a copy of the Life Insurance Policies in effect as they exist from time to time.

      3.14 During the term of this Agreement, Manager shall be entitled to obtain, at Manager's sole cost and expense, one or more policies of life insurance on the lives of Dr. Herman and Dr. Pazandak naming Manager, to the extent permitted by applicable law, as beneficiary (the "Key Man Insurance"). Dr. Herman and Dr. Pazandak shall cooperate as is reasonably necessary to assist Manager in obtaining the Key Man Insurance, including, but not limited to, providing authorization for release to the insurance company of the respective medical records of each and submitting to medical examinations as may be reasonably required by the insurance company. If either or both of Dr. Herman and Dr. Pazandak are, for any reason, determined to be uninsurable, neither ECSC, Dr. Herman nor Dr. Pazandak shall have any liability or responsibility to Manager or to any other person or entity for Manager's failure or inability to obtain the Key Man Insurance.

      3.15 During the term of this Agreement, Manager agrees, upon the presentation of a premium invoice or evidence of an automated bank draft premium transaction, to promptly reimburse ECSC for the cost, not to exceed Ten Thousand Dollars ($10,000) annually, of acquiring and/or maintaining an income disability insurance policy with Dr. Herman as the named insured and an income disability insurance policy with Dr. Pazandak as the named insured (the "Disability Policies"). Each of the Disability Policies shall be owned by ECSC, but Dr. Herman shall have the right to designate the beneficiary of his Disability Policy and Dr. Pazandak shall have the right to designate the beneficiary of his Disability Policy. Nothing in this SECTION 3.15 shall preclude or prevent ECSC from assigning, cancelling or otherwise terminating one or both of the Disability Policies and acquiring another Disability Policy to replace the Disability Policy so assigned, cancelled or otherwise terminated; likewise, ECSC may assign, cancel or otherwise terminate one or both of the Disability Policies and elect, in its sole discretion, not to replace the Disability Policy so assigned, cancelled or otherwise terminated. The cost of acquiring, maintaining and/or replacing the Disability Policies shall be a Direct Operating Expense of the Center. ECSC shall provide Manager with a copy of the Disability Policies in effect as they exist from time to time.


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

      3.16 During the term of this Agreement, Manager agrees that ECSC shall be paid Five Thousand Dollars ($5,000) per month for each of Dr. Herman and Dr. Pazandak (i.e., $10,000 per month in the aggregate) for certain discretionary costs and expenses specifically designated by ECSC as discretionary expense account items (the "Expense Account Items"). Expense Account Items shall include, but not be limited to, professional dues, subscriptions, licenses and memberships in professional organizations and professional activities, continuing education expenses (including all travel, meals and lodging related thereto), entertainment and related expenses (including all travel, meals and lodging related thereto) and such other costs and expenses deemed by Dr. Herman or Dr. Pazandak to be Expense Account Items. Expense Account Items shall be included as a Direct Operating Expense of the Center.

SECTION 4.  GENERAL COVENANTS.

      4.1 ECSC and Manager are independent legal entities. Except for the principal and agent relationship created under SECTION 12 hereof, nothing in this Agreement shall be construed to create the relationship of employer and employee, joint venturers, partnership or any relationship other than that of independent parties contracting with each other solely for the purposes of carrying out the terms of this Agreement. Neither ECSC nor Manager nor any of their respective agents or employees shall control or have any right to control the manner and means by which the other party carries out its obligations under this Agreement, nor shall either party, its respective agents or employees, be liable to third parties for any act or omission of the other party. The professional responsibility to patients for the delivery of medical and surgical services under this Agreement shall at all times remain with ECSC, and ECSC shall be expected to exercise independent professional judgment in the conduct of any and all activities which may reasonably be considered as constituting the practice of medicine. Neither Manager nor any of its employees or agents shall in any way interfere with the professional judgment of ECSC in the provision of professional medical services. Each party further understands and agrees that
(i) the other will not be treated as an employee for federal tax purposes; (ii) neither will withhold on behalf of the other any sums for income tax, unemployment insurance, social security, or any other withholding pursuant to any law or requirement of any governmental body or make available any of the benefits afforded to its employees; (iii) all of such payments, withholdings, and benefits, if any, are the sole responsibility of the party incurring the liability; and (iv) each will indemnify and hold harmless the other from any and all loss or liability arising with respect to such payments, withholds, and benefits, if any.

      4.2 Except as provided in SECTION 2 of this Agreement, all the costs and expenses of providing, maintaining, repairing and operating the Center's physical plant, shall be Direct Operating Expenses of the Center.

      4.3 (a) Manager shall indemnify and hold harmless ECSC, its officers, directors and employees from and against any and all liability, loss, damage, claims, causes of action, costs and expenses (including reasonable attorneys' fees), whether or not covered by insurance, caused, directly or indirectly, by or as a result of the performance of any acts or omissions by Manager and/or

Manager's shareholder or agents, employees and/or subcontractors during the term hereof. ECSC agrees to give prompt notice to Manager of the assertion of any claim, or the threat or commencement of any suit, action, proceeding or other matter in respect of which indemnity may be sought under this SECTION 4.3(A). Manager may participate in the defense of any such suit, action, proceeding or other matter at Manager's expense. Manager shall not be liable under this
SECTION 4.3(A) for any settlement effected without Manager's consent of any claim, suit, action, proceeding or other matter in respect of which indemnity may be sought under this SECTION 4.3(A), which consent shall not be unreasonably withheld. Should Manager refuse to pay any indemnity obligation owed to ECSC under this SECTION 4.3(A) within the thirty (30) day cure period provided for in
SECTION 6.1 hereof, ECSC may (i) revoke its appointment of Manager as its attorney-in-fact pursuant to SECTION 12 hereof and (ii) withhold the Service Fee, the Administration Fee and the License Fee owed to Manager under SECTION 2 of this Agreement, until such time as Manager has paid to ECSC any amounts owed under this SECTION 4.3(A).

      (b) ECSC shall indemnify, hold harmless and defend Manager, Manager's officers, directors and employees, from and against any and all liability, loss, damage, claims, causes of action, costs, and expenses (including reasonable attorneys' fees), caused, directly or indirectly, by or as a result of the performance of any intentional acts, negligent acts or omissions by ECSC and/or its shareholders, agents, employees and/or subcontractors (other than Manager) during the term of this Agreement. Manager agrees to give prompt notice to ECSC of the assertion of any claim, or the threat or commencement of any suit, action, proceeding or other matter in respect of which indemnity may be sought under this SECTION 4.3(B). ECSC may participate in the defense of any such suit, action, proceeding or other matter at ECSC's expense. ECSC shall not be liable under this SECTION 4.3(B) for any settlement effected without ECSC's consent of any claim, suit, action, proceeding or other matter in respect of which indemnity may be sought under this SECTION 4.3(B), which consent shall not be unreasonably withheld.

SECTION 5.  TERM.

      This Agreement shall become effective August 31, 1996, shall continue for a term ending August 30, 2021 (the "Initial Term"), and shall automatically renew thereafter for consecutive terms of three (3) years each (the "Subsequent Term"), unless and until (i) terminated pursuant to SECTION 6 of this Agreement or (ii) unless and until either party gives one hundred eighty (180) days notice of an intent to terminate this Agreement prior to the expiration of any Subsequent Term.

SECTION 6.  DEFAULTS OR TERMINATION.

      6.1 Either party shall be entitled to terminate this Agreement immediately on written notice to the other party in the event of the failure of either party to pay the other any undisputed amount payable pursuant to this Agreement for a period of thirty (30) days after such undisputed amount is due. Declaration of default and termination shall not excuse the defaulting party of any obligation for payments due hereunder for services rendered prior to the date of termination.

      6.2 ECSC shall be entitled to terminate this Agreement on sixty (60) days written notice to Manager of any of the following events (excluding any payment default as provided for in SECTION 6.1) and the failure of Manager to cure any such matter during such notice period:

      (a) the failure of Manager to perform, keep, or fulfill any of its covenants, undertakings, obligations, or conditions set forth in this Agreement; or

      (b) any act or omission of Manager which materially jeopardizes the quality of patient care provided at the Center.

      6.3 Manager shall be entitled to terminate this Agreement on sixty (60) days written notice to ECSC of any of the following events (excluding any payment default as provided for in SECTION 6.1) and the failure of ECSC to cure any such matter during such notice period:

      (a) any act or omission on the part of ECSC which jeopardizes the quality and delivery of patient care;

      (b) the failure of ECSC to perform, keep or fulfill any of the other covenants, undertakings, obligations or conditions set forth in this Agreement; or

      (c) any act of ECSC involving dishonesty, moral turpitude or disloyalty to the Center.

      6.4 Upon  notification  by the  appropriate  authority,  and  pursuant  to
SECTION 14.2 of those certain Employment Agreements by and between ECSC and Dr. Herman and ECSC and Dr. Pazandak (the "Employment Agreements"), ECSC shall immediately terminate the Employment Agreement of the offending party upon written notice to ECSC that Dr. Herman or Dr. Pazandak is the subject of any of the following:

      (a) revocation, termination, a material restriction, or a suspension of either Dr. Herman's or Dr. Pazandak's license to practice medicine in the State of Texas, subject to no further administrative or judicial process;

      (b) revocation, termination, a material restriction, or a suspension of Dr. Herman's or Dr. Pazandak's DEA permit, subject to no further administrative or judicial process;

      (c) revocation, termination, a material restriction, or a suspension of Dr. Herman's or Dr. Pazandak's surgical privileges at any hospital or ambulatory surgery facility for disciplinary reasons, or the voluntary relinquishment of such privileges to avoid disciplinary action, subject to no further administrative or judicial process;

      (d) exclusion from participation in Medicare, Medicaid or other similar government program;

      (e)  inability to obtain professional liability insurance coverage;

      (f) a finding by any court, governmental agency, or professional society of unprofessional or illegal conduct by ECSC, Dr. Herman or Dr. Pazandak which materially adversely affects either Dr. Herman's or Dr. Pazandak's ability to perform the obligations of a physician, subject to no further administrative or judicial process;

      (g)  the conviction of a felony; or

      (h) the death or disability of Dr. Herman or Dr. Pazandak. Disability is here defined to mean the physical or mental inability of Dr. Herman or Dr. Pazandak to perform for a period of ninety (90) consecutive days the material duties of Dr. Herman's or Dr. Pazandak's occupation or any covenant or duty of ECSC required by this Agreement.

      Manager's failure to immediately exercise its right of termination hereunder shall not be deemed a waiver of its right to do so; provided, however, the Manager's right of termination pursuant to this SECTION 6 shall survive only ninety (90) days following Manager's receipt of actual notice of an event in this Section.

      6.5 Upon any termination of this Agreement, the Manager shall pay to ECSC and ECSC shall pay to the Manager any accrued but unpaid sums due under this Agreement through the date of termination such as receivables billed but not collected at the time of termination. Following the date of termination of this Agreement, Manager will continue to use its best efforts to collect all accounts receivable that existed as of the date of termination.

SECTION 7.  ARBITRATION AND MEDIATION.

      7.1 In the event a dispute arises out of or relating to this Agreement, or the breach thereof, and if said dispute cannot be settled through negotiation, the parties agree to attempt in good faith to settle the dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association. Unless the parties reach an agreement reduced to writing, this mediation will be non-binding, but the parties must participate in good faith in non-binding mediation, before resorting to binding arbitration.

      7.2 Any controversy or claim arising out of or relating to this Agreement, or its breach, not satisfied through either negotiation or mediation, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.

      As soon as reasonably practical after submission of a demand for binding arbitration, Manager and ECSC shall select one arbitrator, agreeable to all parties. This arbitrator will be selected from lists prepared by the American Arbitration Association. From the American Arbitration Association list, the parties will submit to the American Arbitration Association a ranked list of arbitrators which are acceptable. The highest ranking acceptable candidate will be selected by the American Arbitration Association. If no arbitrators from the list composed by the American Arbitration Association are acceptable by either of the parties, the American Arbitration Association will compile a second list. This procedure will be followed until the parties have selected an arbitrator. The results of the arbitrator's finding will be binding on the parties.

      7.3 The arbitration and mediation provisions in this Agreement shall not apply to a suit instituted by Manager to enforce the provisions of those certain Non-Competition Agreement, dated as of August 31, 1996 (the "Noncompete Agreement") with Dr. Herman or Dr. Pazandak, respectively, or any other non-competition agreement with a licensed professional employed by ECSC.

SECTION 8.  RESTRICTIVE COVENANTS, CONFIDENTIALITY.

      8.1 The parties recognize that the services to be provided by Manager shall be feasible only if ECSC operates an active medical practice to which ECSC, Dr. Herman, Dr. Pazandak, and any physicians associated with ECSC devote their full time and attention. During the term of this Agreement and for a period of five (5) years following termination of this Agreement for any reason, except a termination pursuant to SECTION 6.2, or a termination by ECSC under
SECTION 6.1, ECSC will not establish, operate or provide ophthalmic physician services at any medical office, clinic or other health care facility providing services substantially similar to those provided by Manager pursuant to this Agreement anywhere within the Service Area, as defined in SECTION 2.10 hereof. Notwithstanding the foregoing, Dr. Herman and Dr. Pazandak shall be allowed to continue their work with Insight International.

      8.2 ECSC and the Manager shall obtain and enforce written agreements from Dr. Herman and Dr. Pazandak and any other physicians associated with ECSC pursuant to which these physicians agree not to establish, operate or provide ophthalmic physician services at any medical office, clinic or out-patient and/or ambulatory treatment or diagnostic facility providing services substantially similar to those provided by Manager pursuant to this Agreement within the Service Area and for a period of five (5) years after any termination of their respective Employment Agreements, except a termination pursuant to
SECTION 6.2, or a termination by ECSC under SECTION 6.1, ECSC shall obtain and enforce formal written agreements from any future physicians associated with ECSC as described in this SECTION 8.2.

      8.3 Except a termination pursuant to SECTION 6.2 or a termination by ECSC under SECTION 6.1, and except for (i) those entities listed on SCHEDULE 8.3;
(ii) those entities in which Dr. Herman or Dr. Pazandak own not more than a one percent (1%) interest; and (iii) the practice of ophthalmology and related activities by ECSC at the Center, during the term of their respective Employment Agreements, and for a period of five (5) years following a termination thereof, neither ECSC, Dr. Herman or Dr. Pazandak will engage in the practice of ophthalmology, either directly or indirectly, actively or passively, under contract or otherwise, as an employee, owner, partner, agent, stockholder, director, or otherwise, within the Service Area, as defined in SECTION 2.10 hereof.

      8.4 In addition to, and separate from, the foregoing, upon termination of this Agreement (except for a termination pursuant to SECTION 6.2 or a termination by ECSC under SECTION 6.1, or a termination by Dr. Herman or Dr. Pazandak pursuant to Section 14.3 of Dr. Herman's or Dr. Pazandak's respective Employment Agreement) and subject to the limitations set forth in SECTION 8.1 hereof, ECSC will not, within the Service Area: (i) solicit for treatment any person who has received medical treatment from ECSC during the term of this Agreement, regardless of whether such person was treated by ECSC prior to the effective date of this Agreement; or (ii) offer employment to, solicit, engage by contract, or enter into any business relationship relating to the practice of ophthalmology with any person, including the Center Director or the Administrator, who is now or at any time during the term of this Agreement becomes an employee or service contractor of Manager. In the event ECSC employs, engages by contract, or enters into any business relationship not relating to the practice of ophthalmology with any person, including the Center Director or the Administrator, who at that time is an employee or service contractor of Manager, ECSC shall give concurrent written notice of such action to Manager.

      8.5 ECSC understands and agrees that any breach of the covenants contained in this SECTION 8 will cause irreparable injury and damages to Manager for which there is no adequate remedy at law, and as to which money damages cannot be readily ascertained. Accordingly, ECSC consents in such event to the granting of injunctive relief against any continuing breach, together with such other relief available at law or equity.

      In the event Manager is granted temporary injunctive relief as provided herein, whatever portion of the five (5) year term (if applicable) stated in
SECTION 8.1 had not expired at the time the breach first occurred shall be tolled by the breach, and shall begin to run again as of the first to occur of:
(i) the date the temporary injunctive relief expires or is withdrawn or (ii) the date permanent injunctive relief is granted. If ECSC is found to have violated the covenants of this SECTION 8, ECSC shall be liable to Manager for all costs reasonably incurred by Manager in pursuing enforcement of the provisions of this section, including, but not limited to, reasonable attorneys' fees and court costs.

      8.6 The parties acknowledge and agree that the provisions of this SECTION 8 have been specifically bargained for, are reasonably necessary to protect the legitimate business interests of Manager, and shall survive termination of this Agreement for any reason (except for a termination pursuant to SECTION 6.2 or a termination by ECSC under SECTION 6.1.).

      8.7 ECSC acknowledges that as a result of the business arrangement outlined in this Agreement, ECSC will learn certain proprietary information solely through its relationship with Manager. This information includes information relating to billing procedures, patient lists, and other non-medical patient records constituting proprietary information which is the property of Manager. ECSC hereby agrees to protect the confidentiality of this information and consents to injunctive relief and liquidated damages as described in this

SECTION 8, in the event ECSC breaches this obligation. Subject to those disclosures required by law, Manager agrees to protect the confidentiality of any proprietary or other confidential information Manager learns as a result of its business arrangement with ECSC. Notwithstanding the foregoing, it shall not be a breach of this section for Manager to share information related to ECSC's practice with Manager's Affiliates. "Manager's Affiliates" shall mean Omega Health Systems, Inc., a Delaware corporation; subsidiaries of Manager; or subsidiaries of Omega Health Systems, Inc.

SECTION 9.  UTILIZATION MANAGEMENT; QUALITY ASSURANCE.

      ECSC shall establish a utilization management and quality assurance program to assure the appropriateness and quality of services rendered to patients at the Center. Manager and ECSC mutually agree to participate in and cooperate with such programs.

SECTION 10.  FURNITURE, FIXTURES, AND EQUIPMENT.

      All furniture, fixtures, equipment, and other property purchased or otherwise provided by Manager to the Center under the terms of this Agreement shall be and remain the property of Manager. Upon any termination or expiration of this Agreement, ECSC shall be entitled to remove and retain only such furniture, equipment, and other property as shall have been purchased with ECSC's own funds, and shall have no claim or property interest in any of the furniture, fixtures, or equipment provided by Manager. Any property provided by ECSC and purchased with ECSC's own funds shall nevertheless become a part of the premises, and shall not be removed unless such property can be removed without substantial damage to the premises.

SECTION 11.  PATIENT FILES AND RECORDS.

      11.1 ECSC and Manager shall cooperate fully in the preparation and maintenance of appropriate clinical records with regard to all professional services provided by ECSC under this Agreement. All such records shall be maintained as a part of the clinical records system in accordance with prudent record keeping procedures and as required by law. Both parties shall use their best efforts to assure the adequacy of documentation for professional services provided under this Agreement for third-party reimbursement purposes.

      11.2 In the event of (i) any termination or expiration of this Agreement for any reason and (ii) the passage of forty-five (45) days following the date upon which this Agreement terminated or expired, all clinical records prepared and maintained pursuant to this Agreement shall remain in the custody of a licensed ophthalmologist approved by Manager, subject to applicable law. In the event of any such termination or expiration, and the subsequent transfer of any records to such ophthalmologist, ECSC, at its expense and upon written request, shall be entitled to a copy of any and all such records prepared and maintained with regard to services rendered under this Agreement.

      11.3 ECSC and Manager each agree to take all necessary precautions to prevent the unauthorized disclosure of any and all records prepared or maintained under this Agreement and to keep such records confidential.

SECTION 12.  APPOINTMENT OF MANAGER AS ATTORNEY-IN-FACT.

      In connection with Manager's billing and collection authority and responsibility and the discharge of its responsibilities under this Agreement, and to the extent permitted by applicable law, ECSC appoints Manager for the term hereof its true and lawful attorney-in-fact for the following purposes:

      (a)  To bill ECSC's patients in ECSC's name and on ECSC's behalf;

      (b) To collect accounts receivable generated by such billings in ECSC's name and on ECSC's behalf;

      (c) To have access to ECSC's designated bank account for ECSC's medical practice and to deposit in such account collected fees generated from ECSC's medical practice. It is expressly understood that the extent to which, and methods of which, Manager will endeavor to collect such accounts, the settling of disputes with respect to charges and the writing off of charges that may be or appear to be uncollectible shall be mutually agreed upon in each instance by ECSC and Manager. Neither Manager's nor ECSC's decision in this regard shall be unreasonably withheld or delayed. Manager does not guarantee the extent to which any charges billed will be collected. Manager and ECSC shall consult with each other prior to the institution of litigation to collect any account. ECSC shall initiate and be responsible for all such litigation and the costs thereof. All costs of collection are a Direct Operating Expense of the Center regardless of whether the collection is successful;

      (d) To receive payments from Blue Cross/Blue Shield, insurance companies, Medicare, Medicaid and all other third-party payers; and

      (e) To take possession of and endorse in the name of ECSC any notes, checks, money orders, insurance payments, and any other instruments received in payment of the accounts receivable.

      To the extent permitted by applicable law, in the event of (i) a payment default under SECTION 6.1 of this Agreement (a "Payment Default") not cured within the period specified in SECTION 6.1, or (ii) a default under SECTION 6.2 of this Agreement ("Other Default") not cured within the period specified in
SECTION 6.2, ECSC's appointment of Manager as a true and lawful attorney-in-fact may be terminated upon fifteen (15) days written notice to Manager by ECSC. Notwithstanding the foregoing, and to the extent permitted by applicable law, should ECSC attempt to effect such a termination of Manager's appointment as attorney-in-fact prior to the expiration of the cure periods specified in
SECTION 6.1 or SECTION 6.2, ECSC agrees to pay to Omega all amounts owed or payable to Dr. Herman or to Dr. Pazandak under SECTION 2 of each of Dr. Herman's and Dr. Pazandak's respective Employment Agreements, up to the amount, if any, to which Manager is entitled under SECTION 2 of this Agreement, until such time as Manager is reappointed as ECSC's attorney-in-fact or this Management Agreement is terminated in accordance with SECTION 6 hereof. In no event shall a default by Manager under this Agreement and/or the cessation of Manager as attorney-in-fact for ECSC, as provided in this SECTION 12, in any way change or diminish the obligations of Manager under this Agreement.

SECTION 13.  MEDICAL OFFICE SPACE.

      Manager agrees to provide to ECSC a leasehold interest for medical office space (the "Medical Office Space") necessary for ECSC to carry on its medical practice at the following locations: 5421 La Sierra Drive, Dallas, Texas; 2800 Hulen Street, Fort Worth, Texas; 4815 King Street, Greenville, Texas; 406 South Main, Weatherford, Texas; and such other and/or additional locations as ECSC may designate. The leasehold interest in the Medical Office Space ("ECSC's Leasehold Interest") shall be provided to ECSC by separate respective subleases of Manager's leasehold interest in such Medical Office Space ("Manager's Leasehold Interest"), and shall be evidenced by a sublease agreement (the "Sublease Agreement") between ECSC and Manager, the terms and provisions of which shall be substantially the same as the terms and provisions contained in the applicable agreement between Manager and the party from whom Manager has leased or subleased Manager's Leasehold Interest (the "Manager's Lease"); provided, however, anything in the Manager's Lease to the contrary notwithstanding, each Sublease Agreement shall terminate upon the termination of this Agreement. If any Manager's Leasehold Interest is terminated pursuant to the applicable Manager's Lease, Manager, with the prior written consent of ECSC, shall (i) enter into a lease of new Medical Office Space comparable to the Medical Office Space in which the Manager's Leasehold Interest terminated and (ii) enter into a Sublease Agreement with ECSC with respect to such new Medical Office Space.

SECTION 14. FEDERAL AND STATE REGULATORY COMPLIANCE; PATIENT REFERRAL.

      The parties enter into this Agreement with the intention of conducting their relationship in full compliance with applicable state, local and federal law, including the Medicare/Medicaid Anti-Fraud and Abuse Amendments and the Texas Health & Safety Code. Notwithstanding any unanticipated effect of any of the provisions herein, neither party will intentionally conduct itself under the terms of this Agreement in a manner to constitute a violation of the Medicare and Medicaid Fraud and Abuse law or Texas Health & Safety Code provisions. Nothing in this Agreement shall be construed to suggest that either party or any related person or entity has, shall, or is obligated to compensate either party or any related person or entity for referrals of patients for items or services to the Center or to any other provider of goods or services. The parties and related persons and entities shall be free to refer patients to whomever they see fit in the exercise of professional judgment, according to the convenience or preferences of the patient, or otherwise.







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

SECTION 15.  ACCESS TO RECORDS.

      To the extent required by Section 1861(v)(1)(I) of the Social Security Act, each party shall, upon proper request, allow the United States Department of Health and Human Services, the Comptroller General of the United States, and their duly authorized representatives access to this Agreement and to all books, documents, and records necessary to verify the nature and extent of the costs of services provided by either party under this Agreement, at any time during the term of this Agreement and for an additional period of four (4) years following the last date services are furnished under this Agreement. If either party carries out any of its duties under this Agreement through an agreement between it and an individual or organization related to it or through a subcontract with an unrelated party, that party to this Agreement shall require that a clause be included in such agreement (the value of which is in excess of $10,000.00) to the effect that until the expiration of four (4) years after the furnishing of services pursuant to such agreement, the related organization shall make available, upon request by the United States Department of Health and Human Services, the Comptroller General of the United States, or any of their duly authorized representatives, all agreements, books, documents, and records of such related organization that are necessary to verify the nature and extent of the costs of services provided under that agreement.

SECTION 16.  ASSIGNMENT.

      Neither party shall have the right to assign any of its rights, obligations, or performance of services hereunder to any third party without the prior written consent of the other party, except that Manager shall have the right to assign its rights and obligations under this Agreement to any of Manager's Affiliates, as well as any person or entity purchasing substantially all of the assets or stock of Manager (a "Change in Control Event"). Manager shall make best efforts to notify ECSC, in advance, of any Change in Control Event, and shall seek input from ECSC including, but not limited to, the reputation of the third party and its standing in the medical community. Nothing in this Section shall be deemed to prohibit ECSC from obtaining short term on-call services from other physicians as contemplated by SECTION 3.12.

SECTION 17.  NOTICES.

      Any notice hereunder shall be deemed to have been given by one party to the other if it is in writing and it is (i) delivered or tendered in person, or
(ii) deposited in the United States Mail in a sealed envelope, with postage prepaid, in either case addressed as follows:

      To Manager:             Omega Health Systems of North Texas, Inc.
                              5100 Poplar Avenue, Suite 2100
                              Memphis, Tennessee 38137
                              Attn: Mr. Thomas P. Lewis

      With a copy to:         Baker, Donelson, Bearman & Caldwell
                              165 Madison Avenue, 20th Floor
                              Memphis, Tennessee 38103
                              Attn:  Robert Walker

      To ECSC:                ECSC II, P.A.
                              5421 La Sierra Drive
                              Dallas, Texas 75231-4185
                              Attn: Wesley K. Herman

      With a copy to:         Barry M. Bloom, P.C.
                              8300 Douglas Avenue, Suite 800
                              Dallas, Texas 75225
                              Attn: Barry M. Bloom

or to such other address as the parties shall have previously designated by notice to the serving party, given in accordance with this SECTION 17. Notices shall be deemed to have been given on the date of delivery if delivered personally, or on the third day after mailing as provided above; provided, however, that a notice not given as above shall, if it is in writing, be deemed given if and when actually received by a party.

SECTION 18.  AMENDMENTS.

       18.1 No waiver, alteration, amendment or modification of provisions contained in this Agreement shall be binding unless made in writing and signed by both parties.

       18.2 Manager and ECSC acknowledge that the structure, terms and requirements of management agreements for medical professionals are periodically reviewed by government regulators and that as new regulations are published, changes in this Agreement may be required to bring it into conformance or compliance with these new or amended regulations. Both parties agree to implement any necessary changes with the goal of, to the extent permitted by applicable law, not altering the basic rights or financial advantages accruing to either party.

SECTION 19.  TRADEMARKS AND TRADE NAMES.

        By  this  Agreement  and  as  supported  by  the  consideration   herein
expressed, Manager grants and conveys to ECSC an exclusive license (the "License") to use the trademarks, service marks, trade names, etc. owned by Manager, as identified on SCHEDULE 19.1 attached hereto (the "Marks"). The License shall be granted pursuant to an agreement substantially in the form of that agreement attached hereto as EXHIBIT 19.

SECTION 20.  CHOICE OF LAW; VENUE.

      The parties agree that the laws of the State of Texas shall apply to any controversy arising out of or relating to this Agreement or its breach. Any mediation or arbitration brought with respect to the Agreement shall be conducted in Dallas County, Texas.


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

SECTION 21.  ENTIRE AGREEMENT.

      The parties intend that this Agreement constitutes the final and complete agreement between them and supersedes all previous and collateral agreements of understandings relating thereto. This Agreement shall be binding upon and inure to the benefit of each of the parties, their respective heirs, successors and assigns. The parties acknowledge that they have access to counsel. The parties agree that this Agreement should be construed fairly and not against either party as the drafter.

      It is agreed that if any provision of this Agreement is rendered invalid or unenforceable by the decision of any court of competent jurisdiction, that invalid or unenforceable provision shall be severed from this Agreement and all other provisions of this Agreement shall remain in full force and effect, except that if the effect of such severance is to substantially deprive either party of any material benefit to which it is entitled under this Agreement, the party so deprived may at its option terminate this Agreement immediately upon written notice to the other party.

      IN WITNESS WHEREOF, the parties have executed duplicate originals of this Agreement as the of the date first above written.

                                    MANAGER:

                                    OMEGA HEALTH SYSTEMS OF NORTH  TEXAS, INC.

                                    By:
                                       ---------------------------------------
                                       Thomas P. Lewis, President

                                    ECSC:

                                    ECSC II, P.A.

                                    By:
                                       ---------------------------------------
                                       Wesley K. Herman, President













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